Exhibit 10.3

AGREEMENT AND PLAN OF EXCHANGE
BY AND AMONG
ROYALE ENERGY HOLDINGS, INC.
AND
THE PARTNERS OF
OF
MATRIX PERMIAN INVESTMENTS, LP

February 28, 2018

i

Section 10.08	Amendment and Modification; Waiver	75
Section 10.09	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	75
Section 10.10	Specific Performance	76
Section 10.11	Counterparts	76

Exhibits

Exhibit A	List of Partners
Exhibit B	Exchange Consideration
Exhibit C	Intentionally Omitted
Exhibit D	Letter of Transmittal from Partners
Exhibit E	Form of Section 351 Plan of Merger and Exchange

AGREEMENT AND PLAN OF EXCHANGE
This AGREEMENT AND PLAN OF EXCHANGE (this “Agreement”) made effective as of February 28, 2018, by and among ROYALE ENERGY, INC., a California corporation (“Royale”), ROYALE ENERGY HOLDINGS, INC., a Delaware corporation (the “Parent”), and EACH OF THE UNDERSIGNED PERSONS (the “Partners”), who, collectively, are all of the limited and general partners of MATRIX PERMIAN INVESTMENTS, LP, a Texas limited partnership (the “Partnership”).  Defined terms used herein have the respective meanings set forth in ARTICLE I.
WHEREAS, Parent and the Partners desire to provide for the transfer by the Partners to Parent of the outstanding limited partnership interest of the Partnership in exchange for common stock of Parent (the “Exchange”), with Matrix Oil Management Corporation, a California corporation sole general partner of the Partnership (“Matrix”), remaining as the sole general partner of the Partnership following the Exchange;
WHEREAS, the Exchange is one of several related transactions involving the assignment of partnership interests of the Partnership to Parent in exchange for common stock of Parent (“Parent Common Stock”) as part of an overall plan to capitalize Parent; and for federal income tax purposes, it is intended that this Exchange and the other related exchange transactions with Parent shall qualify as exchanges under the provisions of Section 351 of the IRC;
WHEREAS, the parties to the Exchange desire to conclude the Exchange concurrently with and conditioned upon successful completion of certain other exchange transactions as well as successful completion of the merger of Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent (“Matrix Merger Sub”), with and into Matrix, with Matrix as the surviving corporation and a wholly-owned subsidiary of Parent (the “Matrix Merger”).
NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means:
A.
The Preferred Exchange Agreement with the holders of all preferred limited partnership interests of Matrix Investments, L.P., in substantially the form attached as Exhibit A to the Merger Agreement (the “Preferred Exchange Agreement”);

B.	The Certificate of Designation of Series B Preferred Stock in substantially the form attached as Exhibit B to the Merger Agreement;

C.
The LP Exchange Agreement with the holders of all limited partnership interests (other than the Matrix Preferred Interests) of Matrix Investments L.P., a California limited partnership in substantially the form attached as Exhibit C to the Merger Agreement (the “Matrix Investments LP Exchange Agreement”);

D.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Las Cienegas Limited Partnership, a California limited partnership in substantially the form attached as Exhibit D to the Merger Agreement (the “Matrix Las Cienegas LP Exchange Agreement”);

E.	This Agreement;

F.
The Matrix Operator Stock Exchange Agreement with the holders of all outstanding common stock of Matrix Oil Corporation, a California corporation in substantially the form attached as Exhibit F to the Merger Agreement (the “Matrix Operator Stock Exchange Agreement”);

G.	Employment Agreements between Parent and Jonathan Gregory, Donald Hosmer, Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix; and

H.	The Section 351 Plan in substantially the form attached hereto as Exhibit E.
“Applicable Effective Time” has the meaning set forth in Section 2.05.
“Audited Financial Statements” has the meaning set forth in Section 4.06.
“Balance Sheet” has the meaning set forth in Section 4.06.
“Balance Sheet Date” has the meaning set forth in Section 4.06.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.

“Capital Stock Consideration” means, collectively, the shares of Parent Common Stock to be issued as the Royale Merger Consideration, the Matrix Merger Consideration, the Exchange Consideration, the other Matrix LP Exchange Consideration and the Matrix Operator Stock Exchange Consideration and the shares of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration.
 “CCC” means the California Corporations Code.
“Closing” has the meaning set forth in Section 3.03.
“Closing Date” has the meaning set forth in Section 3.03.
 “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contributions” has the meaning set forth in Section 6.16.
“DGCL” means the Delaware General Corporation Law, as amended from time to time.
“Disclosure Schedules” means the Disclosure Schedules delivered by Matrix and Royale concurrently with the execution and delivery of this Agreement.
“DWI Business” means the business of Royale in connection with the sale of working interests by Royale in certain Royale Interests in order to finance the drilling and development costs of such Royale Interests.
“Employee Benefit Plan” is defined in Section 4.19(j)(i).
“Employee Pension Benefit Plan” is defined in Section 4.19(j)(i).
“Employee Welfare Benefit Plan” is defined in Section 4.19(j)(i).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental

Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA Affiliate” means, with respect to a Person, all employers (whether or not incorporated) that would be treated together with such Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the IRC.
“Escrow Agent” has the meaning set forth in Section 3.01.
“Escrow Closing” has the meaning set forth in Section 3.01.
“Exchange” has the meaning set forth in first recital of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Consideration” has the meaning set forth in Section 2.02.
 “Exchanges” means the Exchange and the Other Exchanges. The Exchanges are related transactions involving the assignment of property to Parent in exchange for common or preferred stock of Parent as part of an overall plan to capitalize Parent, and for federal income tax purposes, it is intended that the Mergers and the Exchanges shall qualify as exchanges under the provisions of Section 351 of the IRC.
“Financial Statements” has the meaning set forth in Section 4.06.
“GAAP” means has the meaning set forth in Section 5.06.
“Governing Documents” means, with respect to any business entity, all documents by which such entity established its legal existence, was authorized to conduct business in its jurisdiction of organization or which govern its internal affairs, including, without limitation, its articles of incorporation, articles of organization, limited partnership agreement, operating agreement, limited liability company agreement, bylaws and any other governing document, as applicable, of such entity.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means oil, natural gas, condensate, liquefied natural gas, NGL and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith, combinations or constituents thereof and extractions therefrom.
“Indebtedness” means, with respect to a Person and without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Independent Accountant” has the meaning set forth in Section 7.03.
 “Intellectual Property” means all intellectual property and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Interim Balance Sheet” has the meaning set forth in Section 4.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.
“Interim Financial Statements” has the meaning set forth in Section 4.06.
“IRC” means the U.S. Internal Revenue Code of 1986, as amended.
“Knowledge” means, (i) when used with respect to Matrix, the actual or constructive knowledge of any director or executive officer of Matrix, after reasonable inquiry with any Person directly reporting to any such director or executive officer, (ii) when used with respect to Royale, the actual or constructive knowledge of any director or executive officer of Royale, after reasonable inquiry with any Person directly reporting to any such director or executive officer and (iii) when used with respect to the Partnership, the actual or constructive knowledge of any director or executive officer of the General Partner, after reasonable inquiry with any Person directly reporting to any such director or executive officer.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Intent” has the meaning set forth in Section 6.02(b).
“Letter of Transmittal” has the meaning set forth in Section 8.04
“Liabilities” has the meaning set forth in Section 4.07.
“LP Exchange” means the exchange of all limited partnership interests (other than the Matrix Preferred Interests) in the respective Matrix LPs for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“LP Exchange Agreement” means the applicable agreement and plan of exchange concerning the exchange of all limited partnership interests (other than the Matrix Preferred Interests) of the specified Matrix LP for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“Material Contract” means, with respect to a Person, any of the following:
A.	Any Contract that requires future expenditures by such Person in excess of $100,000 in any twelve (12) month period, or that provide for payments to such Person in excess of $100,000;

B.
Each Contract for Leased Real Property and each Contract or other right pursuant to which such Person uses or possesses any Personal Property (other than Personal Property owned by such Person), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period, provided that any such Contracts related to the Matrix Interests (with respect to Matrix) or the Royale Interests (with respect to Royale) need not be listed on the applicable Disclosure Schedule;

C.
Each Contract pursuant to which such Person licenses or uses any Intellectual Property (other than standard licenses for non-custom, commercially available off-the-shelf software, for which the annual amounts owed by such Person do not exceed $5,000 individually), in each case that provide for aggregate payments by such Person in excess of $100,000 during any twelve (12) month period;

D.
Any Contract relating to Indebtedness for borrowed money, any outstanding reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person or granting a lien on any of such Person’s assets to any Person, in each case in excess of $100,000, other than (i) accounts receivable and payable, and (ii) loans to direct or indirect wholly owned Subsidiaries of such Person;

E.
Any Contract creating or guaranteeing any surety bond in favor of such Person or supporting any of its Contracts or customers, together with a list of each such outstanding surety bond and the amount thereof, in each case in excess of $100,000;

F.
Any Contract with any 5% stockholder, director or executive officer of such Person, or any member of his or her immediate family, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person;

G.
Any Contract containing any covenant (x) materially limiting the right of such Person to engage in any line of business, make use of any Intellectual Property or compete with any Person in any line of business; (y) granting any exclusive distribution or supply rights; or (z) otherwise restricting, in any material respect, such Person from freely engaging in the business of selling, distributing or manufacturing any products or services;

H.
Any Contract granting an option or first refusal, first offer or similar preferential right to purchase or acquire any of such Person’s assets to any other Person (other than the purchase of inventory pursuant to customer contracts entered into in the ordinary course of business consistent with past practice), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;
I.
Any Contract pursuant to which payments are required or acceleration of benefits is required upon a change of control of such Person or similar event, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

J.
Any Contract that is material to such Person or any of its assets and that requires the consent or waiver of a third party prior to such Person consummating the transactions contemplated hereby, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period; or

K.	Any Contract that constitutes a partnership or joint venture agreement (excluding any tax partnership).
“Matrix” has the meaning set forth in the first recital.
“Matrix Board” means the board of directors of Matrix.
“Matrix Common Stock” means the common stock, no par value per share, of Matrix, including all shares of common stock into which outstanding shares of Matrix’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Matrix’s common stock.
“Matrix Consolidated Entities” has the meaning set forth in Section 4.06.
“Matrix Disclosure Schedules” means the Disclosure Schedules submitted by or on behalf of the Partners regarding Matrix and the other Matrix Consolidated Entities (if applicable) in connection with this Agreement.
“Matrix Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Matrix Investments LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Las Cienegas LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.

“Matrix LP Exchange Consideration” means the aggregate number of shares of Parent Common Stock the Matrix LP Holders will receive pursuant to the LP Exchange Agreements.
“Matrix LP Holders” means the holders of all limited partnership interests (other than the Matrix Preferred Interests) of the Matrix LPs.
“Matrix LPs” means, collectively, Matrix Investments L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership.
“Matrix Merger” has the meaning set forth in the recitals.
“Matrix Merger Consideration” means the number of shares of Parent Common Stock into which Matrix common stock converts in connection with the Matrix Merger determined in accordance with the Merger Agreement.
“Matrix Merger Effective Time” means the time the Matrix Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Matrix Merger Sub” has the meaning set forth in the recitals.
“Matrix Merger Sub Shares” has the meaning set forth in Section 5.04(d).
“Matrix Operator” means Matrix Oil Corporation, a California corporation.
“Matrix Operator Holders” means the holders of all outstanding shares of capital stock of Matrix Operator.
“Matrix Operator Stock Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Operator Stock Exchange Consideration” means the aggregate number of shares of Parent Common Stock the Matrix Operator Holders will receive pursuant to the Matrix Operator Stock Exchange Agreement.

“Matrix Pipeline” has the meaning set forth in Section 4.06.
“Matrix Preferred Interests” means all of the preferred limited partnership interest of Matrix Investments, L.P.
 “Matrix Royalty” has the meaning set forth in Section 4.06.
“Matrix Senior Indebtedness” has the meaning set forth in Section 6.17.
“Matrix Shares” means shares of capital stock of Matrix Oil Management Corporation, a California corporation.
“Matrix Stockholder” means a holder of Matrix Common Stock.
“Mergers” means, collectively, the Matrix Merger and the Royale Merger.
“Merger Agreement” means the Agreement and Plan of Merger dated as of November 30, 2016, among the Royale Parties and Matrix, as amended.
“MI LP Interests” has the meaning set forth in Section 2.01.
“Other Exchanges” means (i) the exchange of Parent Common Stock for (A) all limited partnership interests of Matrix Las Cienegas Limited Partnership pursuant to the Matrix Las Cienegas LP Exchange Agreement, (B) all limited partnership interests of Matrix Investments L.P. pursuant to the Matrix Investments LP Exchange Agreement, (C) all capital stock of Matrix Operator pursuant to the Matrix Operator Stock Exchange Agreement, and (ii) the exchange of all Series B Preferred Stock for all Matrix Preferred Interests. The Other Exchanges are all of the Exchanges other than the Exchange (which concerns Parent and Matrix Permian Investments, LP, a Texas limited partnership).
“Other Exchange Approvals” means the Requisite Exchange Approvals other than those required for the Exchange.
“Outside Date” has the meaning set forth in Section 9.01.
“Parent” has the meaning set forth in the preamble.
“Parent Common Stock” has the meaning set forth in the recitals.
“Parent Shares” means shares of capital stock of Royale Energy Holdings, Inc., a Delaware corporation.
“Parent Stockholder” means a holder of Parent Common Stock or Series B Preferred Stock.
“Partner Related Document” has the meaning set forth in Section 4.02.
“Partner Representative” has the meaning set forth in Section 7.03.

“Partners” has the meaning set forth in the preamble.
“Partnership” has the meaning set forth in the preamble.
“Partnership Benefit Plans” has the meaning set forth in Section 4.18.
“Partnership Insurance Policies” has the meaning set forth in Section 4.14.
“Partnership Charter Documents” means the documents by which the Partnership and its respective subsidiaries established their legal existence, were authorized to conduct business in their jurisdiction of organization or which govern their internal affairs, including, without limitation, any articles of incorporation, articles of association, operating agreement, partnership agreement, bylaws or similar documents.
“Partnership Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Partnership and its Subsidiaries, taken as a whole, or (ii) the ability of the Partners or the Partnership  to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Partnership Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Partnership and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Partnership and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Partnership and its Subsidiaries conduct their businesses.
“Partnership Related Documents” has the meaning set forth in Section 4.02.
“Percentage Interest” means, at any time, the percentage of the aggregate MI LP Interests held by any holder as determined by the Partnership in accordance with the Partnership Charter Documents.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) liens securing capital lease obligations, equipment leases or other purchase money Indebtedness, provided that the obligations secured by such lien are secured only by the property leased or purchased under such capital lease, equipment lease or purchase money Indebtedness and such obligations are not increased in amount, (g) liens to operators and non-operators under joint operating agreements, unitization and pooling agreements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor and that, despite the existence of such reserves, to the extent that any such liens relate to the Matrix Interests, with respect to Matrix, or the Royale Interests, with respect to Royale, such liens would not be reasonably be expected to materially impair the use of, or proceeds derived from, such Matrix Interests or Royale Interests, as applicable, (h) Production Burdens, and (i) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Taxes” means Taxes of Matrix for any pre-closing Tax period.
“Preferred Exchange” means the exchange of all Matrix Preferred Interests by the holders thereof for shares of the Parent’s Series B Preferred Stock pursuant to terms of certain definitive exchange agreements providing for execution of such exchange concurrently with consummation of the Mergers.
“Preferred Exchange Consideration” means each $10.00 of Matrix Preferred Interests (based on adjusted capital accounts of the holders) of Matrix Investments, L.P. outstanding immediately prior to the Matrix Merger Effective Time shall be exchanged for one validly issued, fully paid and nonassessable share of Series B Preferred Stock of Parent.
“Preferred Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
 “Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measure by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.

“Property Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Proxy Statement/Prospectus” means the filing with the SEC of Royale’s proxy statement relating to a special meeting of the Royale shareholders to consider and vote on this Agreement and the transactions contemplated in the Merger Agreement.
“Registration Statement” means a registration statement on Form S-4 under the Securities Act filed by Royale on behalf of Parent, with respect to the transactions contemplated in the Merger Agreement.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Exchange Approvals” mean, in the case of consummation of the Merger, receipt of the Requisite Matrix Vote, and with respect to the Exchanges, all consents, approvals or waivers required from the Matrix LP Holders, Matrix Operator Holders, the respective general partners of each Matrix LP and the holders of all Matrix Preferred Interests, to consummate each of the respective Exchanges.
“Requisite Matrix Vote” has the meaning set forth in Section 4.02(a).
“Requisite Partners’ Consent” has the meaning set forth in Section 6.04.
“Requisite Royale Vote” has the meaning set forth in Section 5.02(a).
“Right of Way” is defined in Section 4.10.
“Royale” has the meaning set forth in the preamble.

“Royale Benefit Plans” has the meaning set forth in Section 5.16.
“Royale Charter Documents” means the Governing Documents of each of the Royale Parties, respectively.
“Royale Common Stock” means the common stock, no par value per share, of Royale, including all shares of common stock into which outstanding shares of Royale’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Royale’s common stock.
“Royale Convertible Notes” has the meaning set forth in Section 8.03.
“Royale Disclosure Schedules” means the Disclosure Schedules submitted by or on behalf of the Royale and Parent regarding the Royale Parties in connection with this Agreement.
“Royale Financial Statements” has the meaning set forth in Section 5.06.
“Royale Insurance Policies” has the meaning set forth in Section 5.12.
“Royale Intellectual Property” means all Intellectual Property that is owned or held for use by Royale.
“Royale Interests” means, with respect to Royale and its Subsidiaries (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Royale IP Registrations” means all Royale Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Royale Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of  the Royale Parties, taken as a whole, or (ii) the ability of the Royale Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Royale Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) changes in the price or trading volume of Royale Common Stock; or (e) general conditions in the industry in which the Royale Parties operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Royale Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Royale Parties, taken as a whole, compared to other participants in the industries in which Royale Parties conduct their businesses.
“Royale Merger” means Royale Merger Sub shall be merged with and into Royale with Royale as the surviving corporation and a wholly-owned Subsidiary of Parent.
“Royale Merger Consideration” means the number of shares of Parent Common Stock into which Royale Common Stock converts in connection with the Royale Merger determined in accordance with the Merger Agreement.
 “Royale Merger Effective Time” means the time the Royale Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Royale Merger Sub” means Royale Merger Sub, Inc., a California corporation and direct, wholly-owned Subsidiary of Parent.
“Royale Merger Sub Shares” has the meaning set forth in Section 5.04(c).
“Royale Parties” means Royale, Parent, Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent and Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent, together with each of their respective Subsidiaries.
“Royale Preferred Stock” means the Series AA Convertible Preferred Stock of Royale.
“Royale Shares” means shares of capital stock of Royale Energy, Inc. a California corporation.
“Royale Stockholder” means a holder of Royale Common Stock or Royale Preferred Stock.

“Royale Stockholders Meeting” has the meaning set forth in Section 6.03(d).
“SEC” has the meaning set forth in Section 6.03.
“SEC Reports” has the meaning set forth in Section 5.06.
“Securities Act” means the Securities Act of 1933, as amended.
“Section 351 Plan” means the Section 351 Plan of Merger and Exchange in the form attached hereto as Exhibit E.
“Series B Preferred Stock” means Series B 3.5% Convertible Preferred Stock of Parent.
“Shares” means Royale Shares or Matrix Shares or shares of capital stock of any Constituent Corporation as the context may require.
“Stockholder” means a Matrix Stockholder, a Royale Stockholder or a Parent Stockholder, as the context shall require.
“Straddle Period” has the meaning set forth in Section 7.04.
“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Tax Claim” has the meaning set forth in Section 7.05.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“TBOC” means the Texas Business Organizations Code, as amended from time to time.
 “Union” has the meaning set forth in Section 4.19(b).

ARTICLE II
Agreement For Exchange; Closing
Section 2.01          Exchange of MI LP Interests for the Exchange Consideration.  The Partners hereby agree to assign, transfer and deliver to Parent all right, title and interest in and to all of the outstanding limited partnership interests of the Partnership (“MI LP Interests”) at Closing in exchange for the Exchange Consideration (as defined below) to be delivered by Parent.  Parent hereby agrees to pay, assign, transfer and deliver the Exchange Consideration to the Partners at Closing in accordance with this Agreement and such Exchange Consideration shall be allocated among the Partners in proportion to the respective Percentage Interest owned by each Partner as set forth in Exhibit B hereto.
Section 2.02          Aggregate Consideration from Parent.  The aggregate consideration to be delivered to the Partners by the Parent shall be the aggregate number of shares of Parent Common Stock, $0.001 par value per share, as set forth on an Exhibit B hereto for all of the MI LP Interests, which shall be allocated among the Partners in proportion to their Percentage Interest as set forth and provided on Exhibit B hereto (as applicable, the “Exchange Consideration”).
Section 2.03          Payment of Exchange Consideration.  Parent shall deliver 100% of the Exchange Consideration payable to each respective Partner against delivery by such Partner of a Letter of Transmittal together with all certificates representing such Partner’s MI LP Interest, conveying all of such Partner’s MI LP Interest to Parent at Closing.
Section 2.04          No Fractional Shares.  Notwithstanding the foregoing, no fractional shares of Parent Common Stock will be issued pursuant to this Section 2.04.  If any Partner would otherwise be entitled hereunder to receive a fractional share of Parent Common Stock but for this paragraph, then the aggregate number of shares of Parent Common Stock that such Partner is entitled to receive will be (i) rounded up to the next applicable whole share, if the aggregate number of fractional shares of Parent Common Stock to which a Partner would otherwise be entitled under this Agreement would be equal to or greater than one-half (0.5) of one share, or (ii) rounded down to the next applicable whole share, if the aggregate number of fractional shares of Parent Common Stock to which a Partner would otherwise be entitled under this Agreement would be less than one-half (0.5) of one share, and such Partner will not receive cash or any other compensation in lieu of such fractional share of Parent Common Stock.
Section 2.05          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, in connection with the Royale Merger, Royale Shares issued and outstanding immediately prior to the Closing Date or Royale Merger Effective Time (other than Excluded Royale Shares under Section 3.01(b) of the Merger Agreement) which are held by a holder who has not voted in favor of adoption of this Agreement or the Merger Agreement and who has properly exercised appraisal rights of such Shares in accordance with Section 1301 of the CCC (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CCC with respect to such Shares) shall not be converted into a right to receive the Royale Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 1300 of the CCC; provided, however, that if, after the Royale Merger Effective Time or Closing Date, as applicable (the “Applicable Effective Time”), such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1301 of the CCC or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 of the CCC, such Shares shall be treated as if they had been converted as of the Applicable Effective Time into the Royale Merger Consideration to the extent, if any, which such holder is entitled pursuant to Section 3.01 of the Merger Agreement without interest thereon. Royale shall provide the Partners with prompt written notice (which notice may be provided to Matrix on behalf of the Partners) of any demands which they receive for appraisal of any of their outstanding Shares in connection with the Mergers, any withdrawal of any such demand and any other demand, notice or instrument delivered to them prior to the Applicable Effective Time pursuant to the CCC that relates to such demand.
Section 2.05          Non-Survival of Representations and Warranties.  Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by the Partnership or any Royale Party, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing of the Exchange. This Section 2.06 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Closing of the Exchange.
ARTICLE III
Escrow; Closing
Section 3.01          Escrow Closing.  A closing into Escrow (“Escrow Closing”) will take place immediately prior to the Closing (as defined below); provided that each of the conditions precedent to the obligations of the parties to effect the Closing other than completion of the Matrix Merger are then satisfied or waived by the applicable party. At the Escrow Closing, the parties will deliver or cause to be delivered into escrow with the Corporate Secretary of Parent (“Escrow Agent”) the documents described in Section 8.04 below.  The parties may agree in writing on another date, time or place for the Escrow Closing.
Section 3.02          Delivery of MI LP Interest.  Prior to the Closing, the Parent will deliver to each of the Partners a Letter of Transmittal, in substantially the form attached hereto as Exhibit D, to be used by each Partner for surrendering to Parent certificates, if any, representing all the such Partner’s MI LP Interest in exchange for the right to receive the Exchange Consideration.  On the Escrow Closing Date, certificates for all of the MI LP Interest held by each Partner will be delivered by such Partner to the Escrow Agent for the benefit of the Parent together with properly completed and executed Letters of Transmittal.
(a)          It is agreed that no assignment, transfer or other disposition of record or beneficial ownership of any MI LP Interest may be made on or after the date hereof other than as provided herein.
(b)          The delivery of the Exchange Consideration to the Partners with respect to their respective Percentage Interests shall be deemed to be payment in full satisfaction of all rights, title and interests in and pertaining to the outstanding MI LP Interests.

Section 3.03          Exchange Closing.  Closing of the Exchange (the “Closing”) will occur concurrently with the Matrix Merger and as soon as practicable after the special meeting of Matrix shareholders to consider and vote upon the Matrix Merger (the “Closing Date”); provided that each of the conditions precedent to the obligations of the parties to effect the Closing are then satisfied or waived by the applicable party.  The parties may agree in writing on another date, time or place for the Closing.  At the Closing, the parties will release or cause the Escrow Agent to release the escrowed documents from escrow to the parties designated to receive such documents under this Agreement, and Parent shall pay and deliver the Exchange Consideration to the Partners as prescribed in this Agreement.
ARTICLE IV
Representations And Warranties Of The Partners
Each Partner separately, and with respect only to his matters and circumstances, hereby represents and warrants to Royale and the Parent that the following statements are true and correct.
Section 4.01          MI LP Interest Ownership.  Exhibit A accurately sets forth the names of each Partner, the Percentage Interest owned by each Partner and the aggregate MI LP Interest.  Each Partner owns, beneficially and of record, with full power to vote, transfer and assign such Partner’s Percentage Interest set forth beside such Partner’s name on Exhibit A and such MI LP Interest so held by the Partners is free and clear of all liens, encumbrances and adverse claims whatsoever except as set forth on Exhibit A.
Section 4.02          Authority.
(a)          Partnership Authority.  The Partnership has the requisite corporate power or entity power and authority to enter into and perform its obligations under this Agreement and all documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Company (the “Partnership Related Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Partnership of this Agreement and each Partnership Related Document to which it is a party and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Partnership.  Matrix has the requisite corporate power or entity power and authority to enter into and perform its obligations under the Merger Agreement and the Ancillary Documents to which it is a party and, subject to adoption of the Merger Agreement by the affirmative vote or consent of holders of two-thirds of the outstanding shares of Matrix common stock (“Requisite Matrix Vote”), to consummate the transactions contemplated hereby.  No corporate, limited partnership or other proceedings on the part of the Partners or the Partnership are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Exchange and the other transactions contemplated hereby other than the Requisite Partners’ Consent and execution and delivery of the Partner Related Documents. This Agreement and each Partnership Related Document has been duly executed and delivered by the Partnership, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each Partnership Related Document to which the Partnership is or will be a party has been duly executed and delivered by the Partnership (assuming due authorization, execution and delivery by each other party thereto), such Partnership Related Document will constitute a legal and binding obligation of the Partnership enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          Recommendation of the Corporate General Partner.  The Matrix Board, as the board of directors of the sole general partner of the Partnership, pursuant to resolutions duly adopted by unanimous vote at a meeting of all directors of Matrix duly called and held and not subsequently rescinded or modified, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are advisable and in the best interests of, the Partners, (ii) approved and adopted, subject to the terms hereof, the Section 351 Plan, (iii) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Exchange, in accordance with the CCC, (iv) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to all limited partners of the Partnership for consideration and approval with the recommendation of the general partner that the limited partners of the Partnership adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
(c)          Partner Authority.  Each Partner has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Partners (each a “Partner Related Document”) and (ii) consummate the transactions contemplated herein and thereby.  This Agreement has been duly executed and delivered by each Partner and constitutes, and each Partner Related Document, when duly executed and delivered by each Partner who is a party thereto will constitute, legal, valid and binding obligations of such Partner enforceable against such Partner in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.03          No Conflicts; Consents.  The execution, delivery and performance by the Partnership and the Partners of this Agreement, the Partnership Related Documents and the Partner Related Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, the limited partnership agreement or other Partnership Charter Documents, or any provision of the certificate of incorporation, by-laws or other organizational documents of the corporate general partner of the

Partnership; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Partnership; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which the Partnership is a party, other than, in the case of clauses (b) and (c) of this Section 4.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a the Partnership Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Partnership or any Partner in connection with the execution, delivery and performance of this Agreement, the Partnership Related Documents and the Partner Related Documents, or in connection with the consummation of the transactions contemplated hereby and thereby.
Section 4.04          Capitalization.
(a)          Registered Owners of MI LP Interests. Section 4.04 of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any MI LP Interests and the Percentage Interest owned by such Person. Except for the general partnership interest held by Matrix and the MI Partnership Interests held by the other Partners, there are no outstanding partnership interests of any kind, and no other equity interest or ownership rights whatsoever, with respect to the Partnership which are held by any Person; and
(b)          No Outstanding Options, Warrants or Rights. Except as disclosed on Section 4.04(b) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Partnership is authorized or outstanding, and (ii) there is no commitment by the Partnership to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Partnership or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid distributions or dividends payable with respect to any MI LP Interests.
(c)          Due Authorization; No Encumbrances. All issued and outstanding MI LP Interests are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Partnership Charter Documents or any agreement to which the Partnership is a party; and (iii) free of any Encumbrances created by the Partners or the Partnership in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Partnership’s lenders as listed on Section 4.04(c) of the Disclosure Schedules. All issued and outstanding MI LP Interests were issued in compliance with applicable Law.
(d)          No Purchase, Participation or Phantom Interest Rights. No outstanding MI LP Interests are subject to vesting or forfeiture rights or repurchase by the Partnership. There are no outstanding or authorized partnership interest appreciation rights, distribution or dividend equivalent rights, phantom stock or partnership interest rights, profit participation rights or other similar rights with respect to the Partnership or any of its securities.

(e)          Compliance of Prior Distributions and Redemptions. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Partnership were undertaken in compliance with the Partnership Charter Documents then in effect, any agreement to which the Partnership then was a party and in compliance with applicable Law.
(f)          No Amounts Due from Partners. No amounts are due or payable to the Partnership from any of the Partners that will not be satisfied pursuant to Section 6.19.
Section 4.05          Subsidiaries.  Section 4.05 of the Disclosure Schedules sets forth a list of Persons in which the Partnership has or owns any interest in any shares or has an ownership interest.
Section 4.06          Financial Statements.  Complete copies of Matrix’s consolidated audited financial statements consisting of the consolidated balance sheets of Matrix, the Matrix LPs, Matrix Operator, Matrix Pipeline, LP (“Matrix Pipeline”), a California limited partnership and Subsidiary of Matrix Operator as the general partner and Matrix Las Cienegas Limited Partnership as the sole limited partner, and Matrix Royalty, LP, a Texas limited partnership and entity excluded from the transactions contemplated by the Merger Agreement (“Matrix Royalty” and, together with Matrix, the Matrix LPs, Matrix Operator and Matrix Pipeline, the “Matrix Consolidated Entities”), as at December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheets of the Matrix Consolidated Entities as at September 30, 2016, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the  six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Royale. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Matrix Consolidated Entities, and present fairly, in all material respects, the financial position of Matrix as of the respective dates they were prepared and the results of the operations of Matrix for the periods indicated. The balance sheet of the Matrix Consolidated Entities as of December 31, 2015, is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Matrix Consolidated Entities as of September 30, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Matrix maintains a standard system of accounting established and administered in accordance with GAAP.
Section 4.07          Undisclosed Liabilities.  The Partnership has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except, in the case of the Partnership (a)  those which are accrued, adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 4.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Partnership and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Partnership Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect; or
(b)          except as disclosed on Section 4.08 of the Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 4.09          Material Contracts.  Section 4.09 of the Disclosure Schedules sets forth a list of all Material Contracts to which the Partnership is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of the Partnership are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 4.09 of the Disclosure Schedules, the Partnership is not, and the Partnership has no Knowledge that any other party thereto is, in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of the Partnership by the Partnership or, to the Knowledge of the Partnership, by any other party thereto.  The Partnership has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of the Partnership that has not been fully remedied and withdrawn.
Section 4.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership each respectively owns and has either good and valid title in fee or a valid leasehold interest, Right of Way (defined below) or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Partnership Material Effect, all leases, Rights of Way or other agreements under which the Partnership or any of its Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Partnership or any of its Subsidiaries and, to the Knowledge of the Partnership, the

counterparties thereto, in accordance with their respective terms, and neither the Partnership nor any of its Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b)          Each of the Partnership and its Subsidiaries has such consents, easements, rights of way, permits and licenses (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Partnership Material Adverse Effect.  Each of the Partnership and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Partnership Material Adverse Effect.  All pipelines owned or operated by the Partnership are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that materially affect the use thereof and there are no gaps (including any gap arising as a result of any breach by the Partnership, Matrix Operator, Matrix or any of its Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Partnership Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership and its Subsidiaries, as applicable, have defensible title to all of the Property Interests forming the basis for the reserves reflected in the Audited Financial Statements except for such Property Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Partnership Material Adverse Effect or as set forth on Section 4.10(c) of the Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Property Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or, preferential rights to purchase Hydrocarbons and neither the Partnership nor any of its Subsidiaries is obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Property Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Financial Statements.
(d)          All of the wells owned, leased, operated or used by the Partnership and its Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Partnership and its Subsidiaries or otherwise associated with the Property Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.  No well owned, leased, operated or used by the Partnership or any of its Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Property Interests operated by the Partnership and its Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Partnership Material Adverse Effect. None of the Interests of the Partnership or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Partnership Material Adverse Effect.  Except as set forth on Section 4.10(e) of Disclosure Schedules, none of the Property Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the Summary Projection of Reserves and Revenues as of March 31, 2016, of the Partnership, with run date June 10, 2016, a correct and complete copy of which the Partnership has made available to Royale prior to the date of this Agreement.
(g)          Except as set forth on Section 4.10(g) of the Disclosure Schedules, the Partnership is not engaged in any oil, natural gas or other futures or options trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.  Section 4.10(g) of the Disclosure Schedules sets forth obligations of the Partnership for the delivery of Hydrocarbons attributable to any of the Property Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 4.10(g) of the Disclosure Schedules, as of the date hereof, the Partnership is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(h)          Except as provided in Section 4.10(h) of the Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of the Partnership, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Partnership or any of its Subsidiaries within one year of the Closing Date in any of the Property Interests or any of the contracts governing any of the Property Interests.
(i)          Except as set forth on Section 4.10(i) of the Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Property Interests contain any minimum volume or throughput provisions or require the Partnership or any of its Subsidiaries to pay for services regardless of whether the Partnership or any of its Subsidiaries delivers such production for use of the services provided for under any such Contract.
(j)          Except as set forth in Section 4.10(j) of the Disclosure Schedules, none of the Contracts relating to the Property Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Property Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 4.10(i) of the Disclosure Schedules.
Section 4.11          Intellectual Property.
(a)          Section 4.11(a) of the Disclosure Schedules lists all (i) Partnership IP Registrations. All required filings and fees related to Partnership IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Partnership IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Partnership’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of the Partnership’s business or operations as currently conducted.
(c)          The Partnership’s rights in Partnership Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Partnership Material Adverse Effect. The Partnership has taken all commercially reasonable steps to maintain Partnership Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Partnership Intellectual Property, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(d)          To the Knowledge of the Partnership, the conduct of the Partnership’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Partnership Material Adverse Effect. To the Knowledge of the Partnership, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Partnership Intellectual Property in a way as would be expect to have a Partnership Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of the Partnership, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Partnership; (ii) challenging the validity, enforceability, registrability or ownership of any Partnership Intellectual Property or the Partnership’s rights with respect to any Partnership Intellectual Property; or (iii) by the Partnership or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Partnership Intellectual Property.  The Partnership is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Partnership Intellectual Property.
Section 4.12          Reserved.
Section 4.13          Reserved.
Section 4.14          Reserved.
Section 4.15          Insurance  Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Partnership and relating to the assets, business, operations, employees, officers and directors of the Partnership (collectively, the “Partnership Insurance Policies”) and true and complete copies of the Partnership Insurance Policies have been made available to Royale. The Partnership Insurance Policies are in full force and effect with respect to the period covered. The Partnership has not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Partnership Insurance Policies. All premiums or installment payments of premiums due on such Partnership Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of Partnership Insurance Policy. All such Partnership Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no material claims related to the business of the Partnership pending under any Partnership Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Partnership is not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Partnership Insurance Policy.
Section 4.16          Legal Proceedings; Governmental Orders.
(a)           Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Partnership’s Knowledge, threatened (a) against or by the Partnership affecting any of its properties or assets; or (b) against or by the Partnership that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Partnership or any of its properties or assets. The Partnership is in compliance with the terms of each Governmental Order set forth in Section 4.16(a) of the Disclosure Schedules.

No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.17          Compliance With Laws; Permits.
(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Partnership has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(b)          All material Permits required for the Partnership to conduct its business have been obtained by it and are valid and in full force and effect. The Partnership is in compliance, in all material respects, with the terms of such material Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
Section 4.18          Environmental Laws.  The Partnership and its Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.19          Employee Benefit Matters.  Section 4.19 of the Disclosure Schedules lists each Employee Benefit Plan that the Partnership or any ERISA Affiliate maintains or to which the Partnership or any ERISA Affiliate contributes or is a participating employer (collectively, the “Partnership Benefit Plans”).  With respect to each Partnership Benefit Plan, the Partnership has delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Partnership Benefit Plan.
(a)          Each Partnership Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Partnership Material Adverse Effect.  Each Partnership Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(b)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Partnership Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Partnership Benefit Plan that is a group health plan.
(c)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Partnership Benefit Plan (or related trust or held in the general assets of the Partnership or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Partnership Benefit Plan or accrued in accordance with the past custom and practice of the Partnership and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Partnership Benefit Plan that is an Employee Welfare Benefit Plan.
(d)          Each Partnership Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(e)          No Partnership Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by the Partnership or any ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(f)          None of the Partnership Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by the Partnership or an ERISA Affiliate.
(g)          Each Partnership Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Partnership Material Adverse Effect.  Neither the Partnership nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(h)          There are no unresolved claims or disputes under the terms of, or in connection with, any Partnership Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.
(i)          With respect to each Partnership Benefit Plan that the Partnership or any ERISA Affiliate maintains or to which any of them contributes:
(i) To the Knowledge of the Partnership, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section

4975 of the IRC, with respect to any such Partnership Benefit Plan that would subject the Partnership or any ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii) Neither the Partnership nor, to the Knowledge of the Partnership, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Partnership Benefit Plan.
(iii) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Partnership Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Partnership, threatened, and to the Knowledge of the Partnership, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.
(iv) Neither the execution and delivery of this Agreement or any other Transaction Document to which the Partnership is a party nor the Matrix Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of the Partnership; (ii) materially increase any benefits otherwise payable by the Partnership; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(v) No Partnership Benefit Plan is funded with or allows for payments or distributions in any employer security of the Partnership, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(j)          For purposes of this Agreement, the following terms will have the respective meanings indicated below:
(i) “Employee Benefit Plan” means, with respect to any Person, the following, whether written or oral:  (A) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (B) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (C) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan, (D) any Employee Welfare Benefit Plan or fringe benefit plan or program, or (E) any profit sharing, bonus, stock option, stock purchase, severance or incentive plan, agreement or arrangement that is sponsored, maintained or contributed to by such Person or any ERISA Affiliate of such Person for the benefit of the employees, former employees, independent contractors or agents of such Person or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.
(ii) “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

(iii) “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
Section 4.20          Employment Matters.
(a)          Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees of the Partnership as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Partnership is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Partnership, and, to the Partnership’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, to the Knowledge of the Partnership, there has been no threat of  any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Partnership or any of its employees.
(c)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Partnership, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Partnership as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Partnership Material Adverse Effect. All employees of the Partnership classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Partnership Material Adverse Effect. Except as set forth in Section 4.20(c) of the Disclosure Schedules, there are no Actions against the Partnership pending, or to the Partnership’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Partnership, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 4.21          Taxes.  Except as set forth in Section 4.21 of the Disclosure Schedules:

(a)          All Tax Returns required to be filed on or before the Closing Date by the Partnership have been, or will be, timely filed. All Taxes due and owing by the Partnership (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)          The Partnership has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where the Partnership does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Partnership.
(e)          The amount of the Partnership’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Financial Statements. The amount of the Partnership’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of the Partnership (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 4.21(f) of the Disclosure Schedules sets forth:
(i) the taxable years of the Partnership as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii) those years for which examinations by the taxing authorities have been completed; and
(iii) those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against the Partnership as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Partnership is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Partnership has delivered to Royale copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Partnership for all Tax periods ending after January 1, 2014.

(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Partnership.
(k)          The Partnership is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Partnership.
(m)          The Partnership has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.  The Partnership has no Liability for Taxes of any Person (other than the Partnership) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)          The Partnership will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i) any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii) an installment sale or open transaction occurring on or prior to the Closing Date;
(iii) a prepaid amount received on or before the Closing Date;
(iv) any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v) any election under Section 108(i) of the IRC.
(o)          The Partnership has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(p)          The Partnership is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(q)          Within the last three (3) years, the Partnership has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(r)          The Partnership is not an investment company as defined in Section 351(e)(1) of the IRC.

(s)          The Partnership is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
Section 4.22          Books and Records.  The minute books and stock record books of the Partnership, all of which have been made available to Royale, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Partnership contain accurate and complete records of all meetings, and actions taken by written consent of, the partners of the Partnership, the Matrix Board or committee thereof when acting on behalf of the Partnership as general partner of the Partnership, and no meeting, or action taken by written consent, of any such partners, Matrix Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Escrow Closing and at the Closing, all of those books and records will be in the possession of the Partnership.
Section 4.23          Related Party Transactions.  Section 4.23 of the Disclosure Schedules lists all Contracts between the Partnership and any executive officer or director of the Partnership, any executive officer or director of any general partner of the Partnership or any person owning 5% or more of the MI LP Interests (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of the Partnership, any executive officer or director of any general partner of the Partnership or any person owning 5% or more of the MI LP Interests (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Partnership.
Section 4.24          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Partnership Related Document based upon arrangements made by or on behalf of the Partnership.
Section 4.25          Legal Proceedings.  There are no Actions pending or, to the Partnership’s Knowledge, threatened against or by the Partnership or any of its Subsidiaries that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Partnership, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 4.26          Proxy Statement.  None of the information with respect to the Partnership that the Partnership or any of its Representatives furnishes in writing to Royale expressly for use in the Registration Statement, will, at the date the Registration Statement is first mailed to Royale’s stockholders or at the time of the Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Partnership with respect to any other statements made or incorporated by reference in the Registration Statement.
Section 4.27          No Other Representations or Warranties  Except for the representations and warranties contained in this ARTICLE IV (giving effect to the Matrix Disclosure Schedules) and in the Letter of Transmittal submitted by each Partner in connection with the

Exchange, neither the Partners nor the Partnership makes any representation or warranty, express or implied on behalf of or concerning the Partnership or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
Representations and Warranties of Royale and the Parent
Except as set forth in the correspondingly numbered Section of the Royale Disclosure Schedules, Royale and Parent, jointly and severally represent and warrant to the Partners that the statements contained in this are true and correct as of the date hereof.
Section 5.01          Organization and Qualification of the Royale Parties.  Each Royale Party is a corporation duly organized, validly existing and in good standing under the Laws of its respective state of organization and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.01 of the Royale Disclosure Schedules sets forth each jurisdiction in which each Royale Party is licensed or qualified to do business, and each Royale Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, have a Royale Material Adverse Effect.
Section 5.02          Authority; Board Approval.
(a)          Each Royale Party has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Merger Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Mergers, adoption of the Merger Agreement by the affirmative vote or consent of holders of (i) two-thirds of the outstanding Shares of Royale Common Stock, (ii) two-thirds of the outstanding shares of common stock of each of Royale Merger Sub and Matrix Merger Sub, and (iii) a majority of the outstanding shares of common stock of Parent (“Requisite Royale Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Royale Parties of this Agreement, the Merger Agreement and any Ancillary Document to which they are a party and the consummation by the Royale Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Royale Party and no other corporate proceedings on the part of the Royale Parties are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Exchange, the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Royale Vote. The Requisite Royale Vote is the only vote or consent of the holders of any class or series of Royale’s capital stock required to approve and adopt this Agreement, the Mergers and the Ancillary Documents, and to approve and consummate the Exchange, the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Royale Parties, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Royale Parties enforceable against each Royale Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When the Merger Agreement and each Ancillary Document to which each Royale Party is or will be a party has been duly executed and delivered by the Royale Parties (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of each Royale Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          The respective boards of directors of each Royale Party, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, has, as of the date hereof each such corporation has (i) determined that the Merger Agreement and the transactions contemplated hereby and thereby, including the Exchange and the Mergers, are advisable and in the best interests of the respective stockholders, (ii) approved and adopted the Mergers, subject to the terms hereof, the Section 351 Plan, (iii) directed that the “agreement of merger” contained in the Merger Agreement be submitted to its respective stockholders for adoption, and (iv) resolved to recommend that its respective stockholders adopt the “agreement of merger” set forth in the Merger Agreement and directed that such matter be submitted for consideration of the Stockholders.  In addition, the respective boards of directors of each of Royale and Parent have, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, (w) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are advisable and in the best interests of its respective stockholders, (x) approved and adopted this Agreement, subject to the terms hereof, the Section 351 Plan, (y) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Exchange, in accordance with the CCC, and (z) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to its respective stockholders for consideration and approval with the recommendation of the respective board of directors that such stockholders adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
Section 5.03          No Conflicts; Consents.  The execution, delivery and performance by the Royale Parties of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Royale Charter Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Royale Party; or (c) except as set forth in Section 5.03 of the Royale Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which any Royale Party is a party, other than, in the case of clauses (b) and (c) of this Section 5.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a Royale Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Royale Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the certificate of merger with the Secretary of State of California, (ii) the filing of the certificate of merger with the Secretary of State of Delaware, (iii) the filing of the Registration Statement with the SEC, and (iv) such filings as may be required under the HSR Act.
Section 5.04          Capitalization.
(a)          The authorized Parent Shares consist of 280,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no Parent Shares are issued and outstanding as of the close of business on the date of this Agreement.
(b)          The authorized capital stock of Royale consists of (i) 30,000,000 shares of Royale Common Stock, of which 21,850,185 shares are issued and outstanding as of February 15, 2018, and (ii) 10,000,000 shares of Royale Preferred Stock, of which no shares are issued and outstanding as of the close of business on the date of this Agreement.
(c)          The authorized capital stock of Royale Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Royale Merger Sub Shares”), of which no Royale Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(d)          The authorized capital stock of Matrix Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Matrix Merger Sub Shares”), of which no Matrix Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(e)          Section 5.04(e) of the Royale Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Parent Shares, Royale Preferred Stock, Royale Merger Sub Shares, or Matrix Merger Sub Shares and the number of such shares owned by such Person.
(f)          Except as set forth in Section 5.04(f) of the Royale Disclosure Schedules, the Royale Parties have not issued any capital stock since its most recently filed periodic report under the Exchange Act.
(g)          Except as set forth in Section 5.04(g) of the Royale Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Royale Party is authorized or outstanding, and (ii) there is no commitment by any Royale Party to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Royale Parties or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Royale Common Stock.

(h)          All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Royale Charter Documents or any agreement to which any Royale Party is a party; and (iii) free of any Encumbrances created by any Royale Party in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Royale Parties’ lenders as listed on Section 5.04(h) of the Royale Disclosure Schedules. All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares were issued in compliance with applicable Law.
(i)          No outstanding Royale Common Stock, Parent Shares, Royale Merger Sub Shares or Matrix Merger Sub Shares are subject to vesting or forfeiture rights or repurchase by the Royale Parties. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Royale Parties or any of their securities.
(j)          All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Royale Parties were undertaken in compliance with the Royale Charter Documents then in effect, any agreement to which any Royale Party was then was a party and in compliance with applicable Law.
Section 5.05          No Prior Operations; No Subsidiaries.  Each of Parent, Matrix Merger Sub and Royale Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.  Other than Parent, Royale Merger Sub and Matrix Merger Sub, the Royale Parties have no Subsidiaries.
Section 5.06          SEC Reports; Financial Statements.  Except as set forth in Section 5.06 of the Royale Disclosure Schedules, Royale has filed all reports, schedules, forms, statements and other documents required to be filed by Royale under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Royale has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Royale included in the SEC Reports (the “Royale Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by

GAAP, and present fairly, in all material respects, the financial position of Royale as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
Section 5.07          Undisclosed Liabilities.  The Royale Parties have no Liabilities, except (a) those which are accrued, adequately reflected or reserved against in the Royale Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since September 30, 2016, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Royale Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 5.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Royale Parties has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Royale Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect; or
(b)          except as disclosed on Section 5.08 of the Royale Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 5.09          Royale Material Contracts.  Section 5.09 of the Royale Disclosure Schedules sets forth a list of all Material Contracts to which each Royale Party is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of each Royale Party are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 5.09 of the Royale Disclosure Schedules, the Royale Parties are not, and have no Knowledge that any other party thereto is,  in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of each Royale Party by any Royale Party or, to the Knowledge of each Royale Party, by any other party thereto.  The Royale Parties have not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of each Royale Party that has not been fully remedied and withdrawn.

Section 5.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries own and have either good and valid title in fee or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Royale Material Effect, all leases, Rights of Way or other agreements under which any Royale Party or any of their Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Royale Parties or any of their Subsidiaries and, to the Knowledge of each Royale Party, the counterparties thereto, in accordance with their respective terms, and neither the Royale Parties nor any of their Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b)          Each Royale Party and its Subsidiaries has such Rights of Way from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Party and its Subsidiaries has fulfilled and performed all its obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  All pipelines owned or operated by the Royale Parties and their Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that affect the use thereof and there are no gaps (including any gap arising as a result of any breach by a Royale Party or any of their Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Royale Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries, as applicable, have defensible title to all of the Royale Interests forming the basis for the reserves reflected in the Royale Financial Statements except for such Royale Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Royale Material Adverse Effect or as set forth on Section 5.10(c) of the Royale Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Royale Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or preferential rights to purchase Hydrocarbons and the Royale Parties nor any of their Subsidiaries are not obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and each applicable

Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Royale Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Royale Financial Statements.
(d)          All of the wells owned, leased, operated or used by the Royale Parties and their Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Royale Parties and their Subsidiaries or otherwise associated with the Royale Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.  No well owned, leased, operated or used by any Royale Party or any of their Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Royale Interests operated by the Royale Parties and their Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Royale Material Adverse Effect.  None of the Interests of the Royale Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Royale Material Adverse Effect.  Except as set forth on Section 5.10(e) of Royale Disclosure Schedules, none of the Royale Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the report of Netherland, Sewell & Associates, Inc. as of December 31, 2015, and dated February 1, 2016.
(g)          Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, no Royale Party is engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is any Royale Party a party to any price swaps, hedges, futures or similar instruments.  Section 5.10(g) of the Royale Disclosure Schedules sets forth obligations of each Royale Party for the delivery of Hydrocarbons attributable to any of the Royale Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, as of the date hereof, no Royale Party is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(h)          Except as provided in Section 5.10(h) of the Royale Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of each Royale Party, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Royale Parties or any of their Subsidiaries within one year of the Royale Merger Effective Time in any of the Royale Interests or any of the contracts governing any of the Royale Interests.
(i)          Except as set forth on Section 5.10(i) of the Royale Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Royale Interests contain any minimum volume or throughput provisions or require the Royale Parties or any of their Subsidiaries to pay for services regardless of whether the Royale Parties or any of their Subsidiaries deliver such production for use of the services provided for under any such Contract.
(j)          Except as set forth in Section 5.10(j) of the Royale Disclosure Schedules, none of the Contracts relating to the Royale Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Royale Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 5.10(i) of the Royale Disclosure Schedules.
Section 5.11          Intellectual Property.
(a)          Section 5.11(a) of the Royale Disclosure Schedules lists all (i) Royale IP Registrations. All required filings and fees related to Royale IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Royale IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each Royale Party’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of any Royale Party’s business or operations as currently conducted.
(c)          Each Royale Party’s rights in Royale Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Royale Material Adverse Effect. The Royale Parties have taken all commercially reasonable steps to maintain Royale Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Royale Intellectual Property, except as would not reasonably be expected to have a Royale Material Adverse Effect.

(d)          To the Knowledge of each Royale Party, the conduct of Royale’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Royale Material Adverse Effect. To the Knowledge of each Royale Party, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Royale Intellectual Property in a way as would be expect to have a Royale Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of each Royale Party, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Royale Parties; (ii) challenging the validity, enforceability, registrability or ownership of any Royale Intellectual Property or the Royale Parties’ rights with respect to any Royale Intellectual Property; or (iii) by the Royale Parties or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Royale Intellectual Property. The Royale Parties are not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Royale Intellectual Property.
Section 5.12          Insurance.  Section 5.12 of the Royale Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Royale Parties and relating to the assets, business, operations, employees, officers and directors of each Royale Party (collectively, the “Royale Insurance Policies”) and true and complete copies of Royale Insurance Policies have been made available to Matrix. The Royale Insurance Policies are in full force and effect with respect to the period covered. The Royale Parties have not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Royale Insurance Policies. All premiums or installment payments of premiums due on such Royale Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of the Royale Insurance Policy. All such Royale Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 5.12 of the Royale Disclosure Schedules, there are no material claims related to the business of any Royale party pending under any Royale Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Royale Parties are not in material default under, and have not otherwise failed to comply with, in any material respect, any provision contained in any such Royale Insurance Policy.
Section 5.13          Legal Proceedings; Governmental Orders.
(a)          There are no Actions pending or, to each Royale Party’s Knowledge, threatened (a) against or by the Royale Parties affecting any of its properties or assets; or (b) against or by the Royale Parties that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Royale Party or any of their properties or assets. The Royale Parties are in compliance with the terms of each Governmental Order set forth in Section 5.13(b) of the Royale Disclosure Schedules.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 5.14          Compliance With Laws; Permits.
(a)          Except as set forth in Section 5.14(a) of the Royale Disclosure Schedules, the Royale Parties have complied, and are now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          All material Permits required for the Royale Parties to conduct their business have been obtained by it and are valid and in full force and effect. The Royale Parties are in compliance, in all material respects, with the terms of such material Permits No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit except as would not reasonably be expected to have a Royale Material Adverse Effect.
Section 5.15          Environmental Laws.  The Royale Parties and their Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Royale Material Adverse Effect.
Section 5.16          Employee Benefit Matters.
(a)          Section 5.16 of the Royale Disclosure Schedules lists each Employee Benefit Plan that each Royale Party or any ERISA Affiliate maintains or to which each Royale Party or any ERISA Affiliate contributes or is a participating employer (collectively, the “Royale Benefit Plans”).  With respect to each Royale Benefit Plan, the Royale Parties have delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Royale Benefit Plan.
(b)          Each Royale Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Royale Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Royale Benefit Plan that is a group health plan.
(d)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Royale Benefit Plan (or related trust or held in the general assets of any Royale Party or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Royale Benefit Plan or accrued in accordance with the past custom and practice of the Royale Parties and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Royale Benefit Plan that is an Employee Welfare Benefit Plan.
(e)          Each Royale Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(f)          No Royale Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by any Royale Party or ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(g)          None of the Royale Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by a Royale Party or an ERISA Affiliate.
(h)          Each Royale Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Royale Material Adverse Effect.  No Royale Party nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(i)          There are no unresolved claims or disputes under the terms of, or in connection with, any Royale Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.

(j)          With respect to each Royale Benefit Plan that Royale or any ERISA Affiliate maintains or to which any of them contributes:
(i) To the Knowledge of each Royale Party, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Royale Benefit Plan that would subject any Royale Party or ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii) No Royale Party nor, to the Knowledge of any Royale Party, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Royale Benefit Plan.
(iii) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Royale Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Royale Party, threatened, and to the Knowledge of any Royale Party, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(k)          Neither the execution and delivery of this Agreement or any Ancillary Document to which the Royale Parties are a party, nor the Merger, the Exchange or any Other Exchange will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of any Royale Party; (ii) materially increase any benefits otherwise payable by the Royale Parties; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(l)          No Royale Benefit Plan is funded with or allows for payments or distributions in any employer security of the Royale Parties, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
Section 5.17          Employment Matters.
(a)          Section 5.17(a) of the Royale Disclosure Schedules contains a list of all persons who are employees of the Royale Parties as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, the Royale Parties are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Royale Parties, and, to each Royale Party’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, to the Knowledge of each Royale Party, there has been no threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Royale Parties or any of their employees.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Royale Parties, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Royale Parties as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect. All employees of the Royale Parties classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Royale Material Adverse Effect. Except as set forth in Section 5.17(c) of the Royale Disclosure Schedules, there are no Actions against any Royale Party pending, or to each Royale Party’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Royale Parties, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 5.18          Taxes.  Except as set forth in Section 5.18 of the Royale Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by the Royale Parties have been, or will be, timely filed. All Taxes due and owing by the Royale Parties (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)          The Royale Parties have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where Royale or any of its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Royale or any of its Subsidiaries.

(e)          The amount of the Royale’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Royale Financial Statements. The amount of the Royale’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Royale Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of Royale (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 5.18(f) of the Royale Disclosure Schedules sets forth:
(i) the taxable years of  Royale as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii) those years for which examinations by the taxing authorities have been completed; and
(iii) those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against the Royale Parties as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Royale Parties are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Royale Parties have delivered to Matrix copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Royale or any of its Subsidiaries for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Royale Parties.
(k)          The Royale Parties are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Royale Parties.
(m)          Royale has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Royale has no Liability for Taxes of any Person (other than the Royale Parties) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than pursuant to any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(n)          The Royale Parties will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i) any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii) an installment sale or open transaction occurring on or prior to the Closing Date;
(iii) a prepaid amount received on or before the Closing Date;
(iv) any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v) any election under Section 108(i) of the IRC.
(o)          Royale has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(p)          Each Royale Party is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(q)          Within the last three (3) years, Royale has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(r)          Each Royale Party is not an investment company as defined in Section 351(e)(1) of the IRC.
(s)          Each Royale Party is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
(t)          None of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).
Section 5.19          Books and Records.  The minute books and stock record books of the Royale Parties, all of which have been made available to Matrix, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Royale Parties contain accurate and complete records of all meetings, and actions taken by written consent of, the Royale Stockholders, the Royale Board and any committees of the Royale

Board, and no meeting, or action taken by written consent, of any such Royale Stockholders, Royale Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Royale Parties.
Section 5.20          Related Party Transactions.  Section 5.20 of the Royale Disclosure Schedules lists all Contracts between the Royale Parties and any executive officer or director of the Royale Parties or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of a Royale Party or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Royale Parties.
Section 5.21          Brokers.  Except for any fee which may become due to Northland Capital Markets on completion of the Merger, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Royale Parties.
Section 5.22          Legal Proceedings.  There are no Actions pending or, to the Royale Parties’ Knowledge, threatened against or by any Royale Party or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of each Royale Party, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.23          Registration Statement.  None of the information included or incorporated by reference in the Registration Statement to be filed pursuant to Section 6.03, its letter to the stockholders, notice of meeting, proxy statement and forms of proxy, to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Royale’s stockholders or at the time of Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Royale Parties with respect to statements made or incorporated by reference therein based on information supplied by Matrix expressly for inclusion or incorporation by reference in the Registration Statement. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 5.24          Opinion of Financial Advisor.  Royale has received the opinion of Northland Capital Markets, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the terms of the Mergers are fair from a financial point of view to Royale and its shareholders, and such opinion has not been rescinded or revoked.
Section 5.25          No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE V (giving effect to the Royale Disclosure Schedules), neither Royale nor Parent makes any representation or warranty, express or implied on behalf of any Royale Party or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VI
Certain Covenants and Agreements of Parent, Royale and the Partners
The Partnership and the Partners further agree with the Parent and Royale, and Royale and Parent further agree with the Partnership and the Partners, that from the date hereof through the Closing Date:
Section 6.01          Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the parties (which consent shall not be unreasonably withheld or delayed), each of Parent, Royale and their respective Subsidiaries, Matrix, the Partnership and its Subsidiaries, shall (x) conduct their respective businesses in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of each of their respective business organizations and to preserve the rights, franchises, goodwill and relationships of the respective employees, customers, lenders, suppliers, regulators and others having business relationships with such business organizations. Without limiting the foregoing, from the date hereof until the Closing Date, each of Parent, Royale and their respective Subsidiaries, Matrix, the Partnership and its Subsidiaries, shall:
(a)          preserve and maintain all of its Permits;
(b)          pay its debts, Taxes and other obligations when due;
(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)          not (i) amend or propose to amend the Partnership Charter Documents, with respect to The Partnership, or the Royale Charter Documents, with respect to Royale, (ii)  split, combine, subdivide or reclassify any their outstanding capital stock, partnership interest or any other securities, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any securities, except for (A) dividends by a direct or wholly-owned Subsidiary of the applicable Person to its parent, (B) with respect to the Partnership, distributions in the amount necessary for any Tax obligations of the Partners, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any capital stock, partnership interest or any other securities or any rights, warrants or options to acquire any such securities except, with respect to each of the foregoing, the issuance of securities upon the exercise of outstanding options, warrants, rights, or upon the conversion of outstanding securities;
(e)          not, nor shall it permit any of its Subsidiaries to (i) redeem, purchase, acquire or offer to purchase or acquire any of its or their capital stock, partnership interest or any other securities or any options, warrants or rights to acquire any of its or their securities or any security convertible into or exchangeable for its or their securities, (ii) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Royale or the Partnership, as applicable, or their respective Subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts that are in force at the date of this Agreement and are disclosed in the Disclosure Schedules, (C) dispositions of obsolete or worthless assets, and (D) the transfer of legal title to direct working interests in oil and gas or mineral properties held by Royale for the benefit of third parties to Royale’s wholly owned Subsidiary, Royale DWI Interests, LLC, or (iv) enter into any Contract with respect to any of the foregoing items (i) through (iii);
(f)          not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any Partnership Benefit Plans, with respect to the Partnership, or Royale Benefit Plans, with respect to Royale, incentive plans, or any additional capital stock, partnership interest or any other securities (except, with respect to Royale, shares issuable to officers and directors as compensation for services pursuant to the agreements described in the registration statement on Form S-8 filed with the SEC by Royale on April 16, 2016), or any options, warrants or rights of any kind to acquire any securities, or of any debt or equity securities convertible into or exchangeable for its capital stock, partnership interest or any other securities, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Partnership or Royale, respectively, or any of its applicable Subsidiaries; except each of Royale and the Partnership may from time to time, borrow, repay and reborrow under its revolving credit facility, and pledge their properties, issue debt securities and amend, modify, increase, extend, replace or refinance such bank credit facility;
(g)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Matrix Financial Statements (or the notes thereto) or the Royale Financial Statements (or the notes thereto);
(h)          not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;
(i)          except in the ordinary course of business, not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement;

(j)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(k)          defend and protect its properties and assets from infringement or usurpation;
(l)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(m)          maintain its books and records in accordance with past practice;
(n)          comply in all material respects with all applicable Laws; and
(o)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08, with respect to Partnership, or described in Section 5.08, with respect to Royale, to occur.
Section 6.02          Access to Information; Confidentiality; No-Shop.
(a)          Subject to applicable Law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, and sources of financing reasonable access during normal business hours with reasonable notice, throughout the period from the date hereof until the Closing, to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities Laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.
(b)          Royale, Matrix and the Partnership shall comply with, and shall cause their respective Representatives to comply with, their respective obligations under the letter of intent dated July 20, 2016, between Royale and Matrix (the “Letter of Intent”) with respect to the treatment of Confidential Information (as defined in the Letter of Intent).  During the Exclusive Period (as defined in the Letter of Intent), the Partnership will comply with its obligations under the no-shop provisions of Section 2 thereof, and Royale will comply with its obligations under the no-shop provisions of Section 3 thereof; provided that following public announcement of a proposed Transaction (as defined in the Letter of Intent) involving Royale and the Partnership, the provisions of the Letter of Intent restricting disclosure of the fact that the parties are in discussions regarding a Transaction shall no longer apply.
Section 6.03          Registration Statement; Approval by Royale’s Stockholders.
(a)          Royale shall file with the Securities and Exchange Commission (the “SEC”) and any state securities regulatory agency where required a Registration Statement on Form S-4 to register the common stock of Royale to be issued as Exchange Consideration and to provide Proxy Statement/Prospectus to Royale’s stockholders seeking approval of the Merger.  Royale, with the cooperation of the Partnership, shall use its reasonable best efforts to make effective the Registration Statement on Form S-4, and once effective use the Proxy Statement/Prospectus to solicit proxies and conduct a meeting of Royale’s stockholders to obtain the approval of its shareholders for the Merger and the Exchange.
(b)          Without limiting the generality of the foregoing, the Partnership and Matrix will furnish Royale the information relating to it required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Registration Statement. Royale shall not file the Registration Statement or any amendment or supplement thereto without providing the Partnership a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Royale).  Each of the parties shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.
(c)          Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders or partners, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 6.03. Royale shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Registration Statement as promptly as practicable after receipt thereof and to cause the Registration Statement in definitive form to be cleared by the SEC and mailed to Royale’s stockholders as promptly as reasonably practicable following filing with the SEC. Royale shall as soon as reasonably practicable (i) notify the Partnership of the receipt of any comments from the SEC with respect to the Registration Statement and any request by the SEC for any amendment to the Registration Statement or for additional information and (ii) provide the Partnership with copies of all written correspondence between Royale and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement. Each of the parties shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Royale and the Partners as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act.
(d)          Subject to the terms set forth in this Agreement, Royale shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Royale stockholders to consider and vote on this Agreement, the Mergers and related transactions (the “Royale Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Royale shall mail the Proxy Statement/Prospectus to the holders of Royale Common Stock and Royale Preferred Stock, if any, in advance of such meeting. Royale shall use reasonable best efforts to (i) solicit from the holders of Royale Common Stock and the Royale Preferred Stock proxies, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Royale Common Stock and Royale Preferred Stock, if any, required by applicable Law to obtain such approval. The Proxy Statement/Prospectus shall notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC and include a copy of Sections 1300, 1302, 1303 and 1304 of the CCC and all such other information as the Partnership shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Stockholder must demand appraisal of such Stockholder’s capital stock as contemplated by Section 1301 of the CCC. All materials submitted to the Stockholders in accordance with this Section 6.03(d) shall be subject to advance review and reasonable approval by Matrix as general partner on behalf of the Partnership.  Royale shall keep the Partnership updated with respect to proxy solicitation results as requested by Matrix.  Notwithstanding anything contained herein to the contrary, Royale shall not be required to hold Royale Stockholders Meeting if this Agreement is terminated before the meeting is held.
Section 6.04          Approval of the Partnership and the Partners.
(a)          Subject to the terms set forth in this Agreement, the Partnership and Matrix shall take all action necessary to seek the written consent of the Partners to approve this Agreement and related transactions (the “Requisite Partners’ Consent”) in accordance with the requirements of the Partnership Charter Documents and the TBOC on or before the time of the Royale Stockholders Meeting, and, in connection therewith, the Partnership shall mail the Proxy Statement/Prospectus to the Partners as soon as reasonably practicable after the date of this Agreement. The Partnership shall use reasonable best efforts to (i) solicit consents from the Partners, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Exchange, and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of the Partners required by applicable Law to obtain such approval. All materials submitted to the Stockholders in accordance with this Section 6.04(a) shall be subject to Royale’s advance review and reasonable approval.  The Partnership and Matrix shall keep Royale updated with respect to the consent solicitation results as requested Royale.  Notwithstanding anything contained herein to the contrary, the Partnership shall not be required to deliver or continue solicitation of consents from the Partners if this Agreement is terminated before the Royale Stockholders Meeting is held.
Section 6.05          Certain Pre-Merger Actions of Royale Parties.
(a)          Parent and Royale.  Royale will take all action necessary to cause each of Parent, Royale and each of their Subsidiaries to perform its obligations under this Agreement and to consummate the Exchange on the terms and conditions set forth in this Agreement. Until the Closing, Parent will not carry on any business or conduct any operations other than the execution of this Agreement, the Merger Agreement and the performance of its obligations reasonably related to such agreements.
(b)          Royale Energy Direct Working Interest Trust.  Prior to the Merger, Royale will cause certain assets and liabilities related to the ownership of direct working interests in oil and gas properties which are held for the benefit of third parties to be transferred to a separate, wholly owned subsidiary of Royale for the benefit of the third party working interest holders.
Section 6.06          Notice of Certain Events.
(a)          From the date hereof until the Closing, the Partnership shall promptly notify Royale in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Partners hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.02 to be satisfied;
(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to Matrix’s Knowledge, threatened against, relating to or involving or otherwise affecting Matrix that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)          From the date hereof until the Closing, Royale shall promptly notify the Partnership in writing of:
(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the Royale Parties hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.03 to be satisfied;
(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to the Knowledge of any of the Royale Parties, is threatened against, relating to or involving or otherwise affecting any of the Royale Parties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13 or that relates to the consummation of the transactions contemplated by this Agreement.
(c)          The receipt of information by any Party pursuant to this Section 6.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other Party in this Agreement  and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.07          Public Announcements.  In connection with the execution and delivery of this Agreement, Royale and Matrix shall issue a joint press release mutually agreed to by Matrix (on behalf of itself, the Partnership and certain other Matrix LPs) and Royale.  Royale, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release.  Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Mergers, the Ancillary Documents, the Exchanges, or the other transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with a mutually agreed national securities exchange (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).
Section 6.08          Governmental Approvals and Consents.
(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions  required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)          The Partnership and Royale shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.
(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Matrix or the Royale Parties and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)          Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, the Partnership or Royale or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Royale, the Partnership or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Partnership Material Adverse Effect or a Royale Material Adverse Effect, or which would materially and adversely impact the economic or business benefits to Parent, Royale, Matrix, the Partnership or their respective stockholders or partners, of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.09          Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.
Section 6.10          Subsequent Filings.  Until the earlier of the Closing Date or the termination of this Agreement, Royale will timely file with the SEC each form, report and document required to be filed by Royale under the Exchange Act.  As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of Royale included in such reports shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall present fairly, in all material respects, the financial position of Royale and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

Section 6.11          Stockholder Litigation.  Royale shall promptly advise Matrix orally and in writing of any shareholder litigation commenced against Royale and/or its directors relating to this Agreement, the Royale Merger, the Matrix Merger and/or the transactions contemplated by this Agreement or the Ancillary Documents and shall keep the Partnership fully informed regarding any such shareholder litigation. Royale shall give Matrix the opportunity to consult with Royale regarding the defense or settlement of any such shareholder litigation, shall give due consideration the advice of the Partnership with respect to such shareholder litigation.
Section 6.12          Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Matrix, the Partnership, any of the Royale Parties, this Agreement, the Merger or any transaction contemplated by hereby or thereby, then each of the Partnership and the Royale Parties shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 6.13          Listing on National Securities Exchange.  Royale, Parent and Matrix shall each use their reasonable best efforts to have the Parent Common Stock to be issued in connection with the Exchange and the Merger ( as well as the Parent Common Stock to be issued upon the other LP Exchanges, conversion of the Series B Preferred Stock which is to be issued in connection with the Preferred Exchange, and Parent Common Stock to be issued upon exercise of outstanding warrants and options to purchase Royale Common Stock), upon effectiveness of the Royale Merger, listed or approved for listing upon notice of issuance on a national securities exchange.
Section 6.14          Further Assurances.  Each party shall, at any time and from time to time after the date hereof, upon reasonable request by another party and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the party hereunder, or to vest, perfect or confirm of record or otherwise, the equity interests assigned in connection with the Exchange.
Section 6.15          Reserved.
Section 6.16          Certain Tax Matters.
(a)          Parent, Royale, Matrix and the Partnership shall each use their reasonable best efforts to cause the Mergers and Exchanges (“Contributions”) to qualify as a tax-deferred capital contribution within the meaning of Section 351 of the I.R.C., and before or after the Closing, none of Parent, Royale, Matrix or the Partnership shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Contributions to fail to qualify under Section 351 of the I.R.C.
(b)          Parent, Royale, Matrix and the Partnership shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.351-3.

(c)          Royale and the Partnership shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 7.02(g) and 7.03(f).
(d)          Officers of Royale and Matrix, as general partner of the Partnership, shall execute and deliver, respectively, to Strasburger & Price, LLP, Tax counsel for Royale, and Porter Hedges LLP, Tax counsel for Matrix, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including (i) prior to the time the Registration Statement is declared effective by the SEC, (ii) prior to the Matrix Merger Effective Time and the Royale Merger Effective Time, and (iii) prior to Closing (if not Closing does not occur substantially concurrently with such merger effective times), in connection with such Tax counsel’s respective delivery of opinions pursuant to Sections 7.02(g) and 7.03(f).  Each of Royale and Matrix shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.16.
(e)          For federal income tax purposes, Parent, Royale, Matrix and the Partnership shall treat:
(i) the Matrix Stockholders as the owners of the Matrix Common Stock surrendered by them in the Matrix Merger through the close of the day on which the Matrix Merger Effective Time occurs;
(ii) the Royale Stockholders as the owners of the Royale Shares surrendered by them in the Royale Merger through the close of the day on which the Royale Merger Effective Time occurs;
(iii) the Matrix LP Holders (including the Partners) as the owners of their respective limited partnership interests in the Matrix LPs surrendered by them in the LP Exchanges through the close of the Closing Date for the applicable LP Exchange Agreement;
(iv) the holders of the Matrix Preferred Interests as the owners of their respective Matrix Preferred Interests surrendered by them in the Preferred Exchange through the close of the Closing Date for the Preferred Exchange Agreement;
(v) the Matrix Operator Holders as the owners of the shares of capital stock of Matrix Operator surrendered by them in the Matrix Operator Stock Exchange through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement;
(vi) each Matrix LP as terminating pursuant to Section 708 of the IRC as of the close of the Closing Date for the applicable LP Exchange Agreement, and
(vii) the Matrix Operator as an S corporation through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement (on which date its taxable year shall end ), and as a C corporation eligible to join in filing a consolidated federal income tax return with Parent commencing at the beginning of the day following such Closing Date.
Section 6.17          Matrix Senior Indebtedness.  Parent, Royale, Matrix and the Partnership shall use reasonable best efforts to obtain the consent of the agent and lenders under Matrix’s Term Loan Agreement, dated effective June 15, 2016 (the “Matrix Senior Indebtedness”, among Matrix, Matrix Operator and the Matrix LPs (including the Partnership), as borrowers party thereto, the administrative agent party thereto, and the lenders from time to time party thereto, and any other consent under any related loan and security documents, to the transactions contemplated by this Agreement, and to cause Parent to assume all of the obligations of Matrix and the Partnership under the Matrix Senior Indebtedness and any related loan and security documents.  In the alternative, Parent, Royale, Matrix and the Partnership shall use reasonable best efforts to cause all obligations with respect to the Matrix Senior Indebtedness to be paid in full pursuant to the terms thereof; provided, however, that if the Matrix Senior Indebtedness shall be refinanced under the terms of any form of new senior Indebtedness, then such new senior Indebtedness shall be on terms and conditions reasonably acceptable to Royale, Matrix and the Partnership.
Section 6.18          Consents to Transfer of MI LP Interests.  Each of the Partners who, collectively, are all of the limited and general partners of the Partnership, hereby consents to the sale, assignment and transfer of all of the MI LP Interests pursuant to the terms of this Exchange Agreement and agrees that the Parent, as transferee of all of the MI LP Interests, shall, upon consummation of such assignment, be admitted as a substituted limited partner of the Partnership, with all of the rights and privileges of each limited partner assigning such interest to Parent, and each Partner hereby waives all notice, rights of first offer or first refusal and all other rights whatsoever to deny, object, delay, approve, or take any other action with respect to the assignment of the MI LP Interests pursuant to the terms of this Exchange Agreement or the admission of Parent as a limited partner of the Partnership.  Each Partner further consents and agrees that the sale, assignment and transfer of all of the MI LP Interests pursuant to the terms of this Exchange Agreement shall not cause (and shall be deemed not to cause) the termination or dissolution of the Partnership or to trigger the right of any person to elect the termination or dissolution of the Partnership, and that the Partnership shall continue in full force and effect following the Exchange in accordance with terms of its Partnership Charter Documents, with Parent as substituted limited partner and Matrix continuing as general partner of the Partnership.
Section 6.19          Partner Indebtedness and Receivables.  On or prior to Closing the Partners shall cause to be paid in full in cash all accounts payable, notes payable and advances payable by any Partner to the Partnership and the Partnership shall pay in full in cash all accounts payable, notes payable and advances payable by the Partnership to any Partner.
Section 6.20          Release to be Effective upon Closing.  Effective upon Closing, and without further action on the part of any party or other person,
(a)          each Partner does hereby (i) release, acquit and forever discharge the Partnership from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Partnership in connection with the obligations or liabilities of the Partners hereunder; (ii) waive all breaches, defaults or violations of any agreement applicable to its MI LP Interest and agree that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all preemptive or other rights to acquire any partnership interest of the Partnership and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.
(b)          the Partnership does hereby i) release, acquit and forever discharge each Partner from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from each Partner in connection with the obligations or liabilities of the Partnership or any obligations or liabilities of the Partners to the Partnership; (ii) waive all breaches, defaults or violations of any agreement applicable to such Partner’s MI LP Interest and agrees that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all redemption, repurchase rights, rights of first refusal or other rights to acquire any partnership interest of any Partner and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such rights.
ARTICLE VII
Tax Matters
Section 7.01          Tax Covenants.
(a)          Without the prior written consent of Royale, prior to the Closing, the Partnership, its Representatives and the Partners shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Partnership or Parent in respect of any Post-Closing Tax Period.
(b)          Without the prior written consent of the Partnership, prior to the Closing, Royale, its Representatives and the Royale Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Royale or Parent in respect of any Post-Closing Tax Period.
(c)          The Royale Parties and the Partnership shall cooperate in the preparation, execution and filing of all Tax Returns or other documents with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) that are required or permitted to be filed on or before the Closing.  Each of the Royale Parties and the Partnership shall pay, without deduction from any amount payable to the Partners or the Royale Stockholders and without reimbursement from the other party, any such Taxes or fees imposed on it which become payable in connection with the Mergers.

Section 7.02          Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon the Partnership shall be terminated as of the Closing Date. After such date neither the Partnership nor any of its Representatives shall have any further rights or liabilities thereunder.
Section 7.03          Tax Returns.
(a)          The Partnership shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)          Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Partnership after the Closing Date with respect to a Pre-Closing Tax period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Partner Representative (together with schedules, statements and, to the extent requested by Partner Representative, supporting documentation) at least 50 days prior to the due date (including extensions) of such Tax Return. If Partner Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 20 days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Partner Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Partner Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by mutually acceptable nationally recognized accounting firm (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne by Parent. The preparation and filing of any Tax Return of the Partnership that does not relate to a Pre-Closing Tax period or Straddle Period shall be exclusively within the control of Parent.
(c)          For purposes of this ARTICLE VII, Johnny Jordan shall be the “Partner Representative” unless he earlier resigns or retires from such position, at which time a new Partner Representative shall be appointed by the Partners formerly owning a majority of the  Percentage Interest in the Partnership.
(d)          None of Parent, Royale, and the Partnership and their respective Affiliates shall file any amended return, carryback claim, or other adjustment request with respect to Royale, the Partnership, the Matrix LPs, the Matrix Operator, or Matrix Pipeline, L.P. for any Pre-Closing Tax period unless such action is required by Law or Governmental Order or unless such action is undertaken pursuant to the written consent of Royale and the Partner Representative, which consent shall not be unreasonably withheld or delayed.
Section 7.04          Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.05          Contests.  Parent agrees to give written notice to Partner Representative of the receipt of any written notice by the Partnership, Parent or any of Royale’s Affiliates which involves the assertion of any claim, or the commencement of any Action, with respect to Taxes for a Pre-Closing Tax period (a “Tax Claim”).
Section 7.06          Cooperation and Exchange of Information. The Partner Representative, the Partnership and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Partnership. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Partner Representative, the Partnership and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Partnership for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Partnership for any taxable period beginning before the Closing Date, Partner Representative, the Partnership or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

ARTICLE VIII
Conditions to Closing
Section 8.01          Conditions to Obligations of All Parties.
The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)          This Agreement and the Exchange and shall have been duly adopted and approved by the Requisite Partners’ Consent and the Other Exchanges shall have been duly adopted and approved by the Other Exchange Approvals.
(b)          This Agreement, the Royale Merger, the Matrix Merger, the issuance of Parent Common Stock pursuant to (i) the Royale Merger, (ii) the Matrix Merger, (iii) the LP Exchange Agreements, (iv) the Matrix Operator Stock Exchange Agreement, and the issuance of Series B Preferred Stock pursuant to the Preferred Exchange Agreement, shall have been duly adopted and approved by the Requisite Royale Vote, the Requisite Matrix Vote and the Requisite Exchange Approvals in accordance with the CCC, TBOC and the DGCL, as applicable.
(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(d)          the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
(e)          the issuance of the shares of Parent Common Stock to be issued as the Capital Stock Consideration in connection with the Mergers and the Exchanges, and the shares of Parent Common Stock issuable on conversion of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration, shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities Laws;
(f)          the Partnership shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 in form and substance reasonably satisfactory to Royale and Matrix, and no such consent, authorization, order and approval shall have been revoked.
(g)          Royale shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Royale and the Partnership, and no such consent, authorization, order and approval shall have been revoked.

(h)          All conditions to the Mergers have been satisfied or waived by the parties.
Section 8.02          Conditions to Obligations of Royale and Parent. The obligations of Royale and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Royale’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Partnership contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25, the representations and warranties of the Partnership contained in this Agreement, the Partner Related Documents, the Partnership Related Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Partnership Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Partnership Material Adverse Effect, as so qualified) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Partnership contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25,, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Partnership shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Partnership Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Partnership shall have performed such agreements, covenants and conditions, as so qualified.
(c)          No Action shall have been commenced against any of the Royale Parties, the Partnership or Matrix, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 4.03 of the Partnership Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Royale at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Partnership Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Partnership Material Adverse Effect.

(f)          The Royale Board shall have received an opinion from Northland Capital Markets to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked.
(g)          Royale shall have received the opinion of Strasburger & Price, LLP, counsel to Royale, in form and substance reasonably satisfactory to Royale, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Royale Merger Effective Time, as applicable, to the effect that (i) the Royale Merger will qualify for nonrecognition of gain or loss under  Section 351 of the IRC.  In rendering the opinion described in this Section 8.02(g), Strasburger & Price, LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16.
(h)          The Partnership shall have delivered each of the closing deliverables set forth in Section 8.04(a).
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been refinanced or paid off in accordance with Section 6.17.
(j)          Holders of no more than 5.0% of the outstanding shares of Matrix Common Stock as of immediately prior to the Matrix Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Matrix Common Stock in connection with the Matrix Merger.
Section 8.03          Conditions to Obligations of Matrix.  The obligations of the Partnership to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Partnership’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22, the representations and warranties of the Royale Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect, as so qualified) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Royale Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Royale Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 5.03 of the Royale Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Matrix at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Royale Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Royale Material Adverse Effect.
(f)          Matrix shall have received the opinion of Porter Hedges LLP, counsel to Matrix, in form and substance reasonably satisfactory to Matrix, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Matrix Merger Effective Time, as applicable, to the effect that (i) the Matrix Merger and the Exchanges will qualify for nonrecognition of gain or loss under Section 351 of the IRC.  In rendering the opinion described in this Section 8.03(f), Porter Hedges LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16.
(g)          Royale shall have delivered each of the closing deliverables set forth in Section 8.04(b).
(h)          Royale shall have an aggregate cash balance in excess of 65% of its deferred drilling obligation immediately prior to the Closing Date.
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the

Matrix Senior Indebtedness and any related loan shall have been paid off in accordance with Section 6.17.
(j)          No later than the earlier of (i) the time of the Royale Stockholders Meeting, (ii) the time of the next annual meeting of stockholders of Royale, or (iii) August 2, 2017, a majority of the then-current stockholders of Royale shall have approved the conversion of $1,580,000 aggregate principal amount of the convertible notes of Royale issued on August 2, 2016 (the “Royale Convertible Notes”), representing all of the aggregate principal amount of such Royale Convertible Notes, into Royale Common Stock or Parent Common Stock, as applicable, pursuant to the terms and conditions of the Royale Convertible Notes.
(k)          Holders of no more than 5.0% of the outstanding shares of Royale Common Stock as of immediately prior to the Royale Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Royale Common Stock in connection with the Royale Merger or any of the Exchanges.
Section 8.04          Closing Deliverables.
(a)          At or prior to the Escrow Closing, the Partnership shall deliver to Royale or, if otherwise provided below, to the Escrow Agent, the following, as provided below:
(i) a certificate, dated the Closing Date and signed by a duly authorized officer of the general partner of the Partnership that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;
(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the general partner of the Partnership certifying (1) all resolutions adopted by the Matrix Board authorizing the execution, delivery and performance of this Agreement by Matrix, as general partner of the Partnership, and consummation of the transactions contemplated hereby, (2) that each of the Partners has executed and delivered the Requisite Partners’ Consent, that all resolutions of the Matrix Board and all authorizations provided by each Partner in connection with the Requisite Partners’ Consent are in full force and effect without modification or amendment;
(iii) a partnership certificate representing all of the outstanding MI LP Interests and properly executed and completed Letters of Transmittal with respect thereto, in the form attached to Exhibit D (“Letters of Transmittal”), shall be delivered by the Partners to the Escrow Agent.  In addition, the Partners shall execute and deliver to Royale, and shall cause the Partnership to execute and deliver to Royale, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Partnership or its Partners at the Closing as contemplated hereby or as may be reasonably requested by the Parent and shall deliver or cause to be delivered the documents and evidence required under this Agreement.
(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the general partner of the Partnership certifying the names and signatures of the officers of the general partner authorized to sign this Agreement, the

Partnership Related Documents and the other documents to be delivered hereunder and thereunder;
(v) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Partnership is organized;
(vi) the Section 351 Plan;
(vii) certificates of non-foreign status delivered by each Partner of the Partnership under Section 1445 of the IRC; and
(viii) such other documents or instruments as Royale reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)          At the Closing, Royale shall deliver to the Partnership (or such other Person as may be specified herein) the following:
(i) instructions to Royale’s transfer agent to issue and deliver to the Partners the Exchange Consideration to be issued as provided in ARTICLE II;
(ii) instructions to Royale’s transfer agent to issue and deliver to the holders of Matrix Preferred Interests the Preferred Exchange Consideration;
(iii) evidence that the Matrix Senior Indebtedness shall have been assumed by Parent or paid off as of the Closing Date in accordance with Section 6.17;
(iv) a certificate, dated the Closing Date and signed by a duly authorized officer of each Royale Party, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Royale Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying the names and signatures of the officers of the Royale Parties authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vii) evidence of the establishment of a new Subsidiary and the transfer of all of the assets related to the DWI Business of Royale (including assets held in trust for its investors);

(viii) the Section 351 Plan;
(ix) employment agreements executed by Parent and each of Jonathan Gregory, Donald Hosmer,  Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix;
(x) certificates or other evidence reasonably satisfactory to the Partnership confirming that none of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation § 1445-2(b); and
(xi) such other documents or instruments as the Partnership reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(c)          At the Closing, provided that (i) the conditions of this ARTICLE VIII have been fulfilled to the reasonable satisfaction of each Party entitled to satisfaction thereof, and(ii) each of the deliveries required by Section 8.04(a) and Section 8.04(b) have been made in accordance with such requirements, Royale and the Partnership shall provide joint written instructions to the Escrow Agent to release and deliver to Royale or its designee all of the Letters of Transmittal and partnership certificates held in escrow by Escrow Agent pursuant to this Agreement.
ARTICLE IX
Termination
Section 9.01          Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)          by the mutual written consent of the Partnership and Royale;
(b)          by Royale by written notice to the Partnership if:
(i) no Royale Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Partnership pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Partnership within 30 days of the Partnership’s receipt of written notice of such breach from Royale; or
(ii) any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by February 28, 2018 (the “Outside Date”), or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Royale Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)          by the Partnership by written notice to Royale if:

(i) the Partnership is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Royale Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by such Royale Party within 30 days of Royale’s receipt of written notice of such breach from the Partnership; or
(ii) any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Date, or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Partnership to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)          by either Royale or the Partnership if:
(i) the Merger has not been consummated on or before the Outside Date; provided, that the right to terminate this agreement pursuant to this subsection shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date.
(ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(iii) this Agreement has been submitted to the stockholders of Royale for adoption at a duly convened Royale Stockholders Meeting and the Requisite Royale Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof);
(iv) this Agreement has been submitted to the stockholders of Matrix for adoption at a duly convened Matrix Stockholders Meeting (or as a written consent in lieu of such meeting) and the Requisite Matrix Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof) or by such written consent; or
(v) this Agreement has been submitted to the Partners of the Partnership for adoption and the Requisite Partners’ Consent shall not have been obtained at such meeting (including any adjournment or postponement thereof) or by a written consent.
Section 9.02          Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE IX, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation under this Agreement on the part of the Royale Parties or the Partnership, or their respective officers or directors, and all obligations under this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except:
(a)          Royale and the Partnership shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations with respect to confidential information set forth in the Letter of Intent, which obligations shall survive the termination of this Agreement in accordance with the terms set forth therein;
(b)          as set forth in this ARTICLE IX, and ARTICLE X hereof; and
(c)          that nothing herein shall relieve any party hereto from liability for fraud, or for any willful breach of any provision hereof.
ARTICLE X
Miscellaneous
Section 10.01          Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Royale and Matrix shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
Section 10.02          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to the Partnership:	Matrix Oil Management Corporation
104 W. Anapamu Street, Suite C
Santa Barbara, CA 93101
E-mail: jjordan@matrixoil.com
Attention: Johnny Jordan, Executive Vice President

with a copy to:	Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
E-mail: edelpozo@porterhedges.com
Attention: Ephraim del Pozo

If to Royale or Merger Sub:	Royale Energy, Inc.
1870 Cordell Court, Suite 210
El Cajon, California 92020
Email: Jonathan@royl.com
Attention: Jonathan Gregory, Chief Executive Officer

with a copy to:	Strasburger & Price, LLP
720 Brazos Street, Suite 700
Austin, Texas 78701
Email: lee.polson@strasburger.com
Attention: Lee Polson

Section 10.03          Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06          Entire Agreement.  This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the

Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Royale, Parent and the Partners at any time prior to the Matrix Merger Effective Time and the Royale Merger Effective Time; provided, however, that after each of the Requisite Matrix Vote and the Requisite Royale Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of any Royale Party, on the one hand, or the Partners, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Partners (with respect to any failure by any Royale Party) or by the Royale Parties (with respect to any failure by the Partners), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 10.09          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.10          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.11          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement and Plan of Exchange has been duly executed and delivered effective as of the date first hereinabove written.
PARENT:

 Royale Energy Holdings, Inc.

By:  /s/ Jonathan Gregory
Name: Jonathan Gregory
Title:  Chief Executive Officer

ROYALE:

Royale Energy, Inc.

By:  /s/ Jonathan Gregory
Name: Jonathan Gregory
Title:  Chief Executive Officer

PARTNERSHIP:

Matrix Investments, L.P.
By: Matrix Oil Management Corporation

By: /s/ Michael McCaskey
Name:  Michael McCaskey
Title:  President

GENERAL PARTNER:
Matrix Oil Management Corporation

By:  By: /s/ Michael McCaskey
Name:  Michael McCaskey
Title:  President

[Signature Page to Agreement and Plan of Exchange – Matrix Permian Investments, LP]

By execution hereof, each Limited Partner acknowledges and agrees that it has read the attached Confidential Supplement to the Joint Proxy Statement/Prospectus in connection with the Joint Proxy Statement/Prospectus dated as of October 15, 2017, filed with the Securities and Exchange Commission and given Registration File No. 333-216055, and has considered its investment decision contemplated by this Agreement and understands the risk and speculative nature of the securities it is receiving pursuant to this Agreement.
LIMITED PARTNERS:

 Walou Investments, LP
By:  Walou Corp.,
           its general partner

By:  /s/ Johnny Jordan
Name:  Johnny Jordan
Title:  President

Meeteetse Limited Partnership

By:  Hot Springs Ranch Corp.,
           its general partner

By:  /s/ Jeffrey Kerns
Name:  Jeffrey Kerns
Title:  Chief Financial Officer

PEM Resources Limited Partnership

By:  PEM Management Corporation,
 its general partner

By:  /s/ Michael McCaskey
Name:  Michael McCaskey
Title:  President

Loren Enterprises, L.P.

By:  Sugar Shack Enterprises LLC,
 its general partner

By:  /s/ George Loren
Name:  George Loren
Title:   President

[Signature Page to Agreement and Plan of Exchange – Matrix Permian Investments, LP]

By execution hereof, each Limited Partner acknowledges and agrees that it has read the attached Confidential Supplement to the Joint Proxy Statement/Prospectus in connection with the Joint Proxy Statement/Prospectus dated as of October 15, 2017, filed with the Securities and Exchange Commission and given Registration File No. 333-216055, and has considered its investment decision contemplated by this Agreement and understands the risk and speculative nature of the securities it is receiving pursuant to this Agreement.
LIMITED PARTNERS (CONT.):

GROVES INVESTMENTS, LP

By:  Groves Investments Corporation,
 its general partner

By:  /s/ Randy Groves
Name:  Randy Groves
Title:   President

JRS ENERGY INVESTMENTS, LLC

By:  /s/ Jay Scheevel
Name:  Jay Scheevel
Title:    Manager

Oakview Investments LP
By:  OVE Inc.,
 its general partner
By:  /s/ Joseph Paquette
Name:  Joseph Paquette
Title:   President

[Signature Page to Agreement and Plan of Exchange – Matrix Permian Investments, LP]

Exhibit A

LIST OF PARTNERS

Name	Percentage Interest
Walou Investments, LP	31.23%
Meeteetse Limited Partnership	31.23%
PEM Resources Limited Partnership	17.34%
Loren Enterprises, L.P.	5.20%
GROVES INVESTMENTS, LP	5.00%
JRS ENERGY INVESTMENTS, LLC	5.00%
Oakview Investments LP	5.00%
Matrix Oil Management Corporation[1]	0.00%
Total:	100.00%

1 General Partner

[Exhibit A]

Exhibit B

EXCHANGE CONSIDERATION

Name	Percentage Interest	Exchange Consideration
Walou Investments, LP	31.23%	807,402 shares of common stock of Parent
Meeteetse Limited Partnership	31.23%	807,402 shares of common stock of Parent
PEM Resources Limited Partnership	17.34%	448,298 shares of common stock of Parent
Loren Enterprises, L.P	5.20%	134,438 shares of common stock of Parent
GROVES INVESTMENTS, LP	5.00%	129,267 shares of common stock of Parent
JRS ENERGY INVESTMENTS, LLC	5.00%	129,267 shares of common stock of Parent
Oakview Investments LP	5.00%	129,267 shares of common stock of Parent

[Exhibit E]